Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS;
SECOND QUARTER DIVIDEND DECLARED

PITTSBURGH, May 11, 2007 – The Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) announces financial results for the quarter ended March 31, 2007 and the Board of Directors’ declaration of the second quarter 2007 dividend. FHLBank has also reclassified certain items on its 2006 Statement of Cash Flows; this restatement had no impact on 2006 net income or financial condition.

Operating Results
Net income for the quarter ended March 31, 2007, was $53.8 million, an increase of $4.1 million, or 8.2%, compared to $49.7 million for the quarter ended March 31, 2006. The earnings increase was largely the result of higher net interest income, which increased $5.4 million, or 6.9%, to $83.6 million, compared to net interest income of $78.2 million for first quarter of 2006. The increase in interest income was due to the higher rate environment and primarily related to the loans to members portfolio (traditionally called advances). This increase was partially offset by higher interest expense on discount notes, due to both increased volume and higher interest rates paid. The first quarter 2007 net income resulted in earnings per share of $1.73, compared with $1.68 in the same period in 2006. These operating results enabled FHLBank Pittsburgh to set aside $6.0 million for affordable housing programs next year, an increase of 8.2% over the $5.5 million set aside in the same period in 2006.

“We are pleased with our strong first quarter performance, particularly in light of our largest borrower’s previously announced balance sheet restructuring as well as the flat interest rate environment and other economic factors in our region,” said John R. Price, president and CEO. “We anticipate these factors will affect the remainder of 2007.”

Balance Sheet Highlights
Total assets at March 31, 2007 were $73.0 billion, a decrease of $4.4 billion, or 5.6% from $77.4 billion at December 31, 2006. At March 31, 2007, total loans to members decreased $3.5 billion, or 7.2%, to $45.8 billion, compared to $49.3 billion at December 31, 2006. This decrease was driven by a decline in loans outstanding to Sovereign, FHLBank’s largest member. In December 2006, Sovereign announced a balance sheet restructuring to include a reduction of its wholesale funding, including FHLBank System debt, during the first quarter of 2007. As of March 31, 2007, Sovereign’s loans outstanding declined $6.3 billion, to $11.7 billion, down from a December 31, 2006 balance of $18.0 billion. Net mortgage loans held for portfolio decreased $0.3 billion, or 3.1%, to $6.7 billion, down from $7.0 billion at December 31, 2006.

FHLBank Pittsburgh’s total capital at March 31, 2007, was $3.3 billion, a decrease of $0.3 billion, or 8.2%, from $3.6 billion at December 31, 2006. Retained earnings were $259.3 million at March 31, 2007, an increase of $4.5 million, or 1.8%, from $254.8 million at December 31, 2006.

Dividend Announcement
Based on first quarter 2007 results, the Board of Directors declared a second quarter dividend of 6.00 percent annualized. The dividend will be calculated on stockholders’ average balances during the period
January 1, 2007 to March 31, 2007 and will be credited to stockholders’ accounts on Friday, May 25, 2007.

Restatement of Statement of Cash Flows
FHLBank Pittsburgh has restated the Statement of Cash Flows for the full year 2006 as well as each 2006 interim reporting period. The restatement solely affected the classification of line items in Operating Activities and Financing Activities, but had no impact on the Net Increase (Decrease) in Cash and Due from Banks previously reported. In addition, the restatements had no effect on FHLBank’s Statement of Operations, Statement of Condition, or Statement of Changes in Capital. As such, the Bank’s historical revenue, net income, earnings per share, total assets and total capital remained unchanged.

Detailed financial information is available in FHLBank Pittsburgh’s first quarter 2007 Form 10-Q filing and 2006 Form 10-K, as amended, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At March 31, 2007, it had 337 members in its district of Delaware, Pennsylvania and West Virginia and approximately $73.0 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. FHLBank Pittsburgh cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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